Exhibit 99.1

March 8, 2010	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK, Inc. and ONEOK Partners to Present at
Barclays Capital Investment Grade Energy and Pipeline Conference

TULSA, Okla. – March 8, 2010 -- ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will participate in the Barclays Capital Investment Grade Energy and Pipeline Conference in New York City on Thursday, March 11, 2010.

Curtis L. Dinan, chief financial officer and treasurer of ONEOK, Inc. and ONEOK Partners, will present at 9:00 a.m. Eastern Standard Time (8:00 a.m. Central Standard Time).

The conference presentation will be accessible on ONEOK, Inc.’s and ONEOK Partners’ Web sites, www.oneok.com, www.oneokpartners.com, that morning, beginning at 9:00 a.m. Eastern Standard Time (8:00 a.m. Central Standard Time).

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com. OKE-FV OKS-FV

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